Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”), dated as of January 1, 2017 (the “Effective Date”), by and between Yappa World Incorporated, a Delaware corporation with principal offices at 4201 Via Marina, Unit D402, Marina Del Rey, CA 90292 (the “Company”), and Kiaran Sim (“Sim”).

WITNESSETH:

WHEREAS, the Company desires to retain Sim as Chief Operating Officer of the Company, and Sim desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           Retention. This Agreement shall replace and supersede any other agreements between the Company and Sim, which are deemed terminated as of the date hereof. Sim shall continue to be retained by the Company as Chief Operating Officer. Sim shall perform such duties as are consistent with his position as Chief Operating Officer (as applicable, the “Services”). Sim agrees to perform such duties faithfully, to devote such of his working time, attention and energies to the business of the Company as is required to fulfill such duties, and while he remains retained by the Company, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

2.           Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for three years unless sooner terminated pursuant to Section 8 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof.

3.           Best Efforts; Place of Performance.

(a)          Sim shall devote such of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Sim of his duties hereunder or Sim’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

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(b)          The duties to be performed by Sim hereunder shall be performed primarily at the office of the Company, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate.

4.           Compensation. As full compensation for the performance by Sim of his duties under this Agreement, the Company shall pay Sim as follows:

(a)          Fees. The Company shall pay Sim Eight Thousand Dollars ($8,000) per month while this Agreement remains in effect; the payment shall be made on or before the fifth day of every month this Agreement remains in effect. Such amount will increase annually on January 1 of each year during the term of this Agreement, a minimum of five percent (5%) per annum or such greater amount as determined by the Board.

(b)          Expenses. The Company shall reimburse Sim in a timely manner for all normal, usual and necessary expenses incurred by Sim in furtherance of the business and affairs of the Company, including reasonable travel and entertainment and necessary travel-related medical expenses, upon timely receipt by the Company of appropriate vouchers or other proof of Sim’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(c)          Bonus. Sim shall be entitled to such bonus as determined annually by the Board of Directors, but in no event shall such annual bonus be less than twenty five percent (25%) of the then current annual compensation in effect as set forth in Section 4(a) above.

(d)          Vacation. During the term of this Agreement, Sim shall be be entitled to twenty (20) days’ vacation per annum, in addition to holidays observed by the Company. Sim shall not be entitled to carry any vacation forward to the next year and shall not receive any compensation for unused vacation days.

5.           Confidential Information and Inventions.

(a)          Sim recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Sim agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Sim expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Sim agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during the Term, except as required in the execution of Sim’s duties to the Company. Sim agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of this Agreement.

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(b)          Except with prior written authorization by the Company, Sim agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after the Term of this Agreement. Confidential and Proprietary Information shall not include any information or data which (i) was in the receiving party's lawful possession prior to the submission thereof by the other party, (ii) is later lawfully made available to the receiving party by a third party having no obligation of secrecy to the other party, (iii) is independently developed by the receiving party, or (iv) is or later becomes available to the public through no act or failure to act by the receiving party in violation of this Agreement. If the receiving party is required to disclose Confidential and Proprietary Information of the other party by a regulatory authority, governmental agency or by a proper order of a court of competent jurisdiction, to the extent legally permissible the receiving party shall promptly notify the other party of such demand and tender to it the defense of such demand, use commercially reasonable efforts to minimize such disclosure and, at the disclosing party's cost, consult with and assist the disclosing party in obtaining a protective order prior to such disclosure. Notwithstanding the foregoing, either party may disclose the Confidential and Proprietary Information to any court or arbitrator having jurisdiction over any dispute between the parties hereto related to the subject matter hereof.

(c)          Sim agrees that all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by his, either alone or in conjunction with others, through the use of the resources of the Company or directly related to the business of the Company that qualify as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, during the Term (the “Inventions”) shall be the sole property of the Company to the maximum extent permitted by applicable law. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in the Inventions. Sim hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c). Sim further agrees to assist the Company in every proper way (but at the Company’s [sole] expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Sim will execute all documents necessary (even after termination of this Agreement):

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(i)          to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)         to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)          Sim acknowledges that while performing the Services under this Agreement Sim may locate, identify and/or evaluate patented or patentable inventions, discoveries, improvements and patentable or copyrightable works, intellectual property or other business opportunities (the “Third Party Inventions”) having commercial potential and other fields which may be of potential interest to the Company or one of its affiliates. Sim understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees, agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and Sim shall have no rights whatsoever to such Third-Party Inventions and will not pursue for herself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company. Notwithstanding the foregoing, if the Company, having been presented with the opportunity by Sim to pursue such Third Party Inventions chooses not to do so, then Sim may pursue such Third Party Inventions herself without accounting to the Company therefore. Nothing in this Agreement will restrict Sim’s use of Third Party Inventions that (i) are or become publicly available through no breach of this Agreement; (ii) are previously known to Sim; (iii) are acquired by Sim through work performed outside the scope of this Agreement; or (iv) are unrelated to the business of the Company, its affiliates or subsidiaries.

(e)          Sim agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by his, either alone or jointly with others, during the Term.

(f)           The provisions of this Section 5 shall survive any termination of this Agreement.

6.           Non-Competition, Non-Solicitation and Non-Disparagement.

(a)          During the Term and for a period of 24 months thereafter, Sim shall not, directly or indirectly, without the prior written consent of the Company:

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(i)          solicit or induce any employee or consultant of the Company, or any of its affiliates to leave the Company or any such affiliate; or hire for any purpose any employee or consultant of the Company or any affiliate or any employee who has left the Company or any affiliate, within one year of the termination of such persons relationship with the Company or any such affiliate, or at any time in violation of such employee or consultant’s non-competition agreement with the Company or any such affiliate; or

(ii)         solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, employee, consultant, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii)        solicit or accept the business of any agent, employee, consultant, client or customer of the Company or any of its affiliates with respect to products or services which compete directly with the products or services provided or supplied by the Company or any of its affiliates.

(b)          The Company and Sim each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or controlling shareholder (which shall mean a shareholder owning greater than ten percent (10%) of the outstanding securities of the Company). of the Company.

(c)          In the event that Sim breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections, in addition to any other remedies at law or in equity to which the Company may be entitled.

(d)          Each of the rights and remedies enumerated in Section 6(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(e)          In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Sim shall not use as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

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(f)           The provisions of this Section 6 shall survive any termination of this Agreement.

7.           Representations and Warranties by Sim. Sim hereby represents and warrants to the Company as follows:

(a)          To Sim’s knowledge, neither the execution or delivery of this Agreement nor the performance by Sim of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, or other instrument to which Sim is a party or by which he is bound.

(b)          Sim has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Sim enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Sim to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.           Termination. This Agreement shall be upon Sim’s death and may be terminated as follows:

(a)          by the Board of Directors of the Company for Cause that is not cured by Sim within 30 days after receipt of written notice by the Company to Sim of such Cause. Any of the following actions by Sim shall constitute “Cause”:

(i)          The continued willful, intentional failure, willful disregard or willful refusal by Sim to perform his duties hereunder;

(ii)         Any willful, intentional grossly negligent act by Sim having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, Sim or shareholder of the Company or any of its affiliates;

(iii)        Willful and intentional misconduct by Sim in respect of the duties or obligations of Sim under this Agreement, including insubordination with respect to the lawful directions received by Sim from the Board of Directors of the Company;

(iv)        Sim’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)         The determination by the Company, after diligent investigation by the Company following a written allegation by another employee of the Company, that Sim engaged in harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless Sim’s actions were specifically directed in writing by the Board of Directors of the Company;

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(vi)        Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); and

(vii)       Breach by Sim of any of the provisions of Sections 5, 6, or 7 of this Agreement; and

(viii)      A material breach by Sim of any provision of this Agreement other than those contained in Sections 5, 6, or 7 which is not cured by Sim within thirty (30) days after written notice thereof is given to Sim by the Company.

(b)          by the Board of Directors of the Company due to Sim’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to Sim supported by a written statement from a reputable independent physician to the effect that Sim shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing nine (9) months, his duties hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after Sim has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), Sim agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)          by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)          by Sim for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material breach by the Company of this Agreement that is not cured by the Company within 30 days after receipt of written notice by Sim to the Company of such material breach; or (ii) any material diminution in the duties, responsibilities, rights, or privileges, which were applicable to and enjoyed by Sim at the commencement of the Term, without the consent of Sim, except as a result of the termination of Sim by the Company.

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(e)          terminated by the Company or by Sim without Cause at any time.

9.           Compensation upon Termination.

(a)          If terminated as a result of his death or Disability, the Company shall pay to Sim or to Sim’s estate, as applicable, an amount equal to his unpaid compensation set forth in Section 4(a) above then in effect, and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability, and a lump sum payment equal to three times the annual (multiplying the amount then in effect pursuant to Section 4(a) above by 12) compensation then in effect pursuant to Section 4(a) above (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount (as determined by the Board of Directors of the Company in writing) within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments.

(b)          If terminated by the Board of Directors of the Company for Cause, then the Company shall pay to Sim his compensation set forth in Section 4(a) above then in effect through the date of his termination and Sim shall have no further entitlement to any other compensation or benefits from the Company.

(c)          If terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to Sim his compensation set forth in Section 4(a) above then in effect for a period of 24 months following such termination, (ii) pay Sim any accrued and any earned but unpaid Bonus, (iv) pay Sim the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program.

(d)          If terminated by the Company without Cause, or by Sim for Good Reason, or if this Agreement is not renewed pursuant to Section 2 above, then the Company shall (i) pay Sim a single lump sum cash payment within five business days of such termination equal to the compensation set forth in Section 4(a) above then in effect which would be payable to Sim hereunder for the remainder of the Term (but in no event less than two times such amount as calculated on an annualized basis) regardless of when such termination occurs, and (ii) pay Sim the Bonus he would have earned had he remained with the Company for the longer of six (6) months from the date which such termination occurs or the end of such calendar year, and (iii) pay Sim any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

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(e)          This Agreement sets forth the only obligations of the Company with respect to the termination with the Company, and Sim acknowledges that, upon the termination, he shall not be entitled to any payments or benefits which are not explicitly provided for herein.

(f)           The provisions of this Section 9 shall survive any termination of this Agreement.

9.           Miscellaneous.

(a)          This Agreement shall be exclusively governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b)          Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in California in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court in the State of California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. Each party shall be responsible for its/his own attorney’s fees in such arbitration, and all of the costs and expenses incurred with respect to the arbitration proceeding (except for the filing fee, which shall be borne solely by the party commencing the arbitration) shall be divided equally between the parties. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)          This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)          This Agreement, and Sim’s rights and obligations hereunder, may not be assigned by Sim. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets or other change of control.

(e)          This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

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(f)           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)          All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address for receipt of notices hereunder by giving notice to the other party in accordance with this subparagraph (g).

(h)          This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)           As used in this Agreement, "affiliate" of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Yappa World Incorporated

By:
Name:	Jennifer Dyer
Title:	President, CEO

By:
Name:	Kiaran Sim
Title:	Chief Operating Officer

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